Consent of Independent Registered Public Accounting Firm

The Board of Directors
Halliburton Company:

We consent to the incorporation by reference in the registration statement (Nos. 333-202246) on Form S-3ASR, and (Nos. 333-201181 and 333-166656) on Form S-4, and (Nos. 333-76496, 333-159394, 333-162648, 333-188674, and 333-205842) on Form S-8 of Halliburton Company of our reports dated February 5, 2016 with respect to the consolidated balance sheets of Halliburton Company as of December 31, 2015 and 2014, and the related consolidated statements of operations, shareholders’ equity, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2015 and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 Annual Report on Form 10-K of Halliburton Company. Our report dated February 5, 2016 refers to a change in accounting for debt issuance costs and accounting for deferred income taxes.

/s/ KPMG LLP
Houston, Texas
February 5, 2016